Exhibit 99.1

HCC ANNOUNCES RESIGNATION OF
DIRECTOR SCOTT W. WISE
HOUSTON (May 17, 2010) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that Scott W. Wise has resigned from the Company’s Board of Directors. The resignation is effective immediately. Mr. Wise’s decision was based on his acceptance of a new position of employment.
Mr. Wise has served as a HCC Director since 2008 and was the Chairman of the Board’s Investment and Finance Committee as well a member of the Board’s Enterprise Risk Oversight Committee.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of March 31, 2010, HCC had assets of $8.9 billion and shareholders’ equity of $3.1 billion. HCC’s major domestic and international insurance companies have a financial strength rating of “AA (Very Strong)” from Standard & Poor’s Corporation. HCC’s major domestic insurance companies have a financial strength rating of “AA (Very Strong)” from Fitch Ratings, “A1 (Good Security)” from Moody’s Investors Service, Inc., and “A+ (Superior)” by A.M. Best Company, Inc.
For more information about HCC, please visit http://www.hcc.com.
Contact:	Jonathan Lee, HCC Director of Investor Relations Telephone: (713) 996-1156
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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